UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2013

Victory Electronic Cigarettes Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-52745	98-0534859
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11335 Apple Drive, Nunica, Michigan 49448
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (616) 384-3272

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 4, 2013, we entered into private placement subscription agreements with three persons and issued three notes in the aggregate principal amount of $2,475,000.  Immediately upon the issuance of the notes, our company issued an aggregate of 1,649,999 common shares to such persons following which the aggregate principal amount of the notes was reduced to $1,650,000.50.  Each note bears interest at 6% per annum and matures on January 1, 2014.  Our company may elect to issue an aggregate of 3,300,001 common shares to the holders on or prior to the maturity date in lieu of payment of the outstanding principal, in which case the notes will be immediately cancelled and all accrued interest will be forgiven.  If our company does not repay the notes and does not elect to issue common shares in lieu thereof on or prior to the maturity date, the holders have the right to require our company to issue an aggregate of 3,300,001 common shares to them in lieu of the repayment obligations.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

For a description of our company’s obligations with respect to the notes, see the disclosure set out above under Item 1.01.

Item 3.02    Unregistered Sales of Equity Securities.

For a description of the offering, including a description of the notes and common shares, see Item 1.01.  Our company issued the notes and the common shares to three non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY ELECTRONIC CIGARETTES CORPORATION

By: /s/ "Robert Hartford"
Robert Hartford
Chief Financial Officer and Treasurer
Date: November 7, 2013